L. LURIA & SON, INC.
                                   EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT

1.       Luria's Fine Jewelry, Inc.                           (*)

2.       P & L Advertising, Inc.                              (*)

(*)  Inactive